Registration No. 333-153092
Registration No. 333-172730

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-153092
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-172730

UNDER THE SECURITIES ACT OF 1933

SIRONA DENTAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3374812
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30-30 47th Avenue, Suite 500

Long Island City, New York 11101

(718) 482-2011

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Friedman, Esq.

General Counsel

30-30 47th Avenue, Suite 500

Long Island City, New York 11101

(718) 482-2011

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Not Applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

(Do note check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

Sirona Dental Systems, Inc., a Delaware corporation (the “Company”), is filing with the United States Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) in connection with the following Registration Statements on Form S-3 (each a “Registration Statement,” and collectively, the “Registration Statements” ):

•	Registration Statement on Form S-3 (No. 333-153092), filed with the SEC on August 20, 2008, as amended by Amendment No. 1 filed on May 5, 2009, pertaining to the registration of 36,972,480 shares of the Company’s common stock, par value $0.01 per share; and

•	Registration Statement on Form S-3 (No. 333-172730), filed with the SEC on March 10, 2011, pertaining to the registration of 14,947,480 shares of the Company’s common stock, par value $0.01 per share.

On February 29, 2016, the Company completed its previously announced “merger of equals” strategic business combination with DENTSPLY International Inc., a Delaware corporation (“DENTSPLY”) contemplated by that certain Agreement and Plan of Merger, dated as of September 15, 2015 (the “Merger Agreement”), by and among the Company, DENTSPLY, and Dawkins Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of DENTSPLY (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of DENTSPLY.

In connection with the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements. These Post-Effective Amendments to the Registration Statements are being filed to deregister any and all securities previously registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Island City, State of New York on February 29, 2016.

Sirona Dental Systems, Inc.

By:	/s/ Jonathan Friedman
Jonathan Friedman
Secretary and General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.